EXHIBIT 14.2

CODE OF CONDUCT

I.	Covered Persons/Purpose of this Code

This code of conduct (this “Code”) for Garrison Capital Inc., a Delaware Corporation (the “Company”), applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions (collectively, the “Covered Officers”), as well as the Company’s directors, officers, and employees (collectively with the Covered Officers, the “Covered Persons”) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
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full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (“SEC”) and the NASDAQ Global Select Market (“NASDAQ”) and in other public communications made by the Company;

•	compliance with applicable laws and governmental rules and regulations;
•	the prompt internal reporting of violations of this Code to an appropriate person or persons identified in this Code; and
•	accountability for adherence to this Code.

Each Covered Person should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.	Covered Persons Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview.  A “conflict of interest” occurs when a Covered Person’s private interest interferes with the interests of, or his/her service to, the Company.  For example, a conflict of interest would arise if a Covered Person, or a member of his/her family, receives improper personal benefits as a result of his/her position in the Company.

Certain conflicts of interest arise out of the relationships between Covered Persons and the Company and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (the “Investment Company Act”).  For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Company because of their status as “affiliated persons” of the Company.  The Company’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions.  Each Covered Officer is an employee of a service provider to the Company (“Service Provider”), including Garrison Capital Advisers LLC, a Delaware limited liability company and the Company’s investment adviser, Garrison Capital Administrator LLC, a Delaware limited liability company and the Company’s administrator, and Garrison Investment Group LP, a Delaware limited partnership.  Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Company and the Service Providers of which the Covered Officers are also officers or employees.  As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Company or for the Service Provider of which the Covered Officer is an employee, or for both), be involved in establishing policies and implementing decisions which will have different effects on the Service Provider and the Company.  The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Company and the Service Provider and is consistent with the performance by the Covered Officers of their duties as officers of the Company.  Thus, if performed in conformity with the provisions of the Investment Company Act, or an exemptive order issued thereunder, such activities will be deemed to have been handled ethically.  In addition, it is recognized by the board of directors of the Company (the “Board of Directors”) that the Covered Officers may also be or in the future become officers or employees of one or more other investment companies covered by this Code or other similar codes.

Other conflicts of interest are covered by this Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act.  The following list provides examples of conflicts of interest under this Code, but Covered Persons should keep in mind that these examples are not exhaustive.  As a general matter, the personal interest of a Covered Person should not be placed improperly before the interest of the Company.

Each Covered Person must not:

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use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Company whereby the Covered Person would benefit personally to the detriment of the Company;

•	cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Person rather than for the benefit of the Company; or
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use material non-public knowledge of portfolio transactions made or contemplated for the Company to trade personally, or cause others to trade personally, in contemplation of the market effect of such transactions.

There are certain potential conflict of interest situations that should be discussed with the Company’s chief compliance officer (the “Chief Compliance Officer”).  Examples of these situations include:

•	service as a director on the board of directors of any public or private company;
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the receipt of any entertainment or non-nominal gift by a Covered Person, or a member of his or her family, from any company with which the Company has current or prospective business dealings, unless such entertainment or gift is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

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any ownership interest in, or any consulting or employment relationship with, any Service Provider, other than the Company’s investment adviser, investment sub-adviser, principal underwriter, administrator or any affiliated person thereof and the Service Provider of which such Covered Person is an employee; and

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a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Company for effecting portfolio transactions or for selling or repurchasing shares other than an interest arising from the Covered Person’s employment, such as compensation or equity ownership.

Covered Persons should be aware that conflicts are also likely to exist where a member of his or her family engages in an act or has a relationship that would present a conflict for such Covered Person.

III.	Disclosure & Compliance

Each Covered Person:

•	should be familiar with the disclosure requirements generally applicable to the Company;
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should not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s directors and auditors, and to governmental regulators and self-regulatory organizations;

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should, to the extent appropriate within his/her area of responsibility, consult with other officers and employees of the Company and the Company’s investment adviser or sub-adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the SEC or NASDAQ and in other public communications made by the Company; and

•	has the responsibility to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.
IV.	Reporting and Accountability

Each Covered Person must:

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upon adoption of this Code (or thereafter as applicable, upon becoming a Covered Person), affirm in writing to the Board of Directors that he/she has received, read, and understands this Code (a form of such written affirmation is attached as Schedule A);

•	annually thereafter affirm in writing to the Board of Directors that he/she has complied with the requirements of this Code (a form of such written affirmation is attached as Schedule A);
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not retaliate against any of the Company’s or its Service Providers’ employees or any other Covered Person or their affiliated persons for reports of potential violations of this Code that are made in good faith;

•	notify the Chief Compliance Officer promptly if he/she knows or learns of any violation of this Code. Failure to do so is itself a violation of this Code; and
•	report promptly any change in his/her affiliations.

The Chief Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.  The audit committee of the Board of Directors (the “Committee”), however, is responsible for granting waivers1

[1]

Instruction 2 to Item 5.05 of Form 8-K defines “waiver” as “the approval by the registrant of a material departure from a provision of the code of [conduct]” and “implicit waiver,” which must also be disclosed, as “the registrant’s failure to take action within a reasonable period of time regarding a material departure from a provision of the code of [conduct] that has been made known to an executive officer” of the registrant.

and determining sanctions, as appropriate, provided that any approvals, interpretations or waivers sought by the Company’s principal executive officers or directors will be considered by the Board of Directors.

The Company will follow these procedures in investigating and enforcing this Code:

•	the Chief Compliance Officer will take any action he/she considers appropriate to investigate any actual or potential violations reported to him/her;
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if, after such investigation, the Chief Compliance Officer believes that no violation has occurred, the Chief Compliance Officer shall meet with the person reporting the violation for the purposes of informing such person of the reason for not taking action;

•	any matter that the Chief Compliance Officer concludes is a violation will be reported to the Committee;
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if the Committee concurs that a violation has occurred, it will inform and make a recommendation to the full Board of Directors, which will consider appropriate action, which may include review of, and appropriate modifications to:  applicable policies and procedures; notification to appropriate personnel or board of directors of the Service Provider of which such Covered Person is an employee; a recommendation to the Service Provider to dismiss the Covered Person; or dismissal of the Covered Person as an officer of the Company;

•	the Committee will be responsible for granting waivers, as appropriate; and
•	any changes to, or waivers of, this Code will, to the extent required, be disclosed as provided by SEC rules.

The Committee, in determining whether waivers should be granted and whether violations have occurred, and the Chief Compliance Officer, in rendering decisions and interpretations and in conducting investigations of potential violations under this Code, may, at their discretion, consult with such other persons as they may determine to be appropriate, including a senior legal officer of the Company or its investment adviser, counsel to the Company or the Service Provider, independent auditors or other consultants, subject to any requirement to seek pre-approval from the Committee for the retention of independent auditors to perform permissible non-audit services.

V.	Waivers

A Covered Person may request a waiver of any of the provisions of this Code by submitting a written request for such waiver to the Committee setting forth the basis for such request and explaining how the waiver would be consistent with the standards of conduct described herein.  The Committee shall review such request and make a determination thereon in writing, which shall be binding, and shall inform the Chief Compliance Officer of the granting of any waiver.

In determining whether to waive any provisions of this Code, the Committee shall consider whether the proposed waiver is consistent with honest and ethical conduct.

The Chief Compliance Officer shall submit an annual report to the Board of Directors regarding waivers granted.

VI.	Other Policies and Procedures

This Code shall be the sole “code of ethics” adopted by the Company for purposes of Section 406 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and forms applicable to it thereunder and the sole “code of conduct” adopted by the Company under Rule 5610 of the NASDAQ listing rules.  Insofar as other policies or procedures of the Company, the Company’s investment adviser, investment sub-adviser, principal underwriter, or other Service Providers govern or purport to govern the behavior or activities of the Covered Persons who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.  The codes of ethics of the Company and its investment adviser and other Service Providers under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others and are not part of this Code.

VII.	Amendments

Any amendments to this Code must be approved or ratified by a majority vote of the Board of Directors, including a majority of independent directors.

VIII.	Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly.  Except as otherwise required by law, regulation or this Code, such matters shall not be disclosed to anyone other than the Board of Directors and its counsel, the investment adviser and its counsel, the other Service Provider of which such Covered Person is an employee or independent auditors or other consultants referred to in Section IV above.

IX.	Internal Use

This Code is intended solely for the internal use by the Company and does not constitute an admission, by or on behalf of any person, as to any fact, circumstance or legal conclusion.

Approved:  February 26, 2019

SCHEDULE A

FORM OF ANNUAL CERTIFICATION

CODE OF CONDUCT

To:	Board of Directors of Garrison Capital Inc., a Delaware Corporation (the “Company”)
From:	Date:

Re:Annual Certification Under Code of Conduct of the Company (as currently in effect, the “Code”)

I have received, read and understand the Code, recognize that the provisions of the Code apply to me and agree to comply in all respects with the procedures described therein.  Furthermore, if during the past calendar year I was subject to the Code, I certify that I complied in all respects with the requirements of the Code as in effect during that year.

By:	Name: Title: